                                                                   EXHIBIT 99.01

                         DESCRIPTION OF CAPITAL STOCK

  Immediately following the closing of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share. As of December 31, 1997, and assuming the conversion of all outstanding Preferred Stock into Common Stock immediately prior to the closing of this offering, there were outstanding 13,439,624 shares of Common Stock held of record by 117 stockholders, warrants to purchase 950,163 shares of Common Stock and options to purchase 1,709,286 shares of Common Stock.

COMMON STOCK

  Subject to preferences that may apply to shares of Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  Upon the closing of this offering, all outstanding shares of Preferred Stock (the "Convertible Preferred") will be converted into shares of Common Stock. See Note 5 of Notes to Financial Statements for a description of the Convertible Preferred. The Board is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of additional shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and designate any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The issuance of Preferred Stock with voting or conversion rights could adversely affect the voting power or other rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of Preferred Stock.

WARRANTS

  As of December 31, 1997, the Company had outstanding warrants to purchase 950,163 shares of Common Stock at a weighted average per share exercise price of $4.29 (of which warrants to purchase at least 615,454 shares of Common Stock are expected to be exercised on or before the closing of the offering). The warrants that remain outstanding after the offering will expire between December 2000 and September 2004.

ANTI-TAKEOVER PROVISIONS

 DELAWARE LAW

  Section 203 ("Section 203") of the Delaware General Corporation Law is applicable to corporate takeovers of Delaware corporations. Subject to certain exceptions set forth therein, Section 203 provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder. Except as specified in Section 203, an interested stockholder is generally defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption. The Company's certificate of incorporation and the bylaws do not exclude the Company from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of the Company, which could depress the market price of the Common Stock and which could deprive the stockholders of opportunities to realize a premium on shares of the Common Stock held by them.

 CHARTER AND BYLAW PROVISIONS

  The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The Company's Certificate of Incorporation provides that stockholders may not take action by written consent but only at a stockholders' meeting, and that special meetings of the stockholders of the Company may only be called by the Chairman of the Board or a majority of the Board.

REGISTRATION RIGHTS

  Beginning six months after the date of this offering (assuming no exercise of the Underwriters' over-allotment option), the holders of 13,234,880 shares of Common Stock and the holders of warrants to purchase 950,163 shares of Common Stock (collectively, the "Registrable Securities") will have certain rights with respect to the registration of those shares under the Securities Act. If requested by at least 30% of the Registrable Securities (or at least 25% of the Registrable Securities issued upon conversion of the Series C Preferred Stock of the Company) the Company must file a registration statement to register such securities so long as the aggregate offering price, net of any underwriting discounts and commissions, is at least $7.5 million. In addition, if the Company proposes to register any of its shares of Common Stock under the Securities Act other than in connection with a Company employee benefit plan or certain corporate acquisitions, mergers or reorganizations, the holders of the Registrable Securities may require the Company to include all or a portion of their shares in such registration, subject to certain rights of the managing underwriter to limit the number of shares in any such offering.

  Further, holders of Registrable Securities holding at least 20% of the Registrable Securities (or at least 15% of the Registrable Securities issued upon conversion of the Series C Preferred Stock of the Company) may require the Company to register all or any portion of their Registrable Securities on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. The Company may be required to effect up to two such registrations per year.

  All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions) will be borne by the Company, except that the holders of the Registrable Securities will bear the expenses of any Form S-3 registrations after the first such registration. The registration rights expire seven years after the closing of this offering. In addition, no holder of Registrable Securities will be entitled to registration rights if and so long as such holder can sell all of its Registrable Securities in compliance with Rule 144 of the Securities Act during any 90-day period.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is Boston EquiServe Limited Partnership.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after this offering. Future sales of substantial amounts of Common Stock (including shares issued upon exercise of outstanding options and warrants) in the public market after this offering could adversely affect market prices prevailing from time to time and could impair the Company's ability to raise capital through sale of its equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, the Company will have outstanding shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants that do
not expire upon the closing. Of these shares, the     shares sold in this
offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 13,439,624 shares held by existing stockholders (the "Restricted Shares") are subject to lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell, grant an option to purchase, make a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of any shares of Common Stock or any option or warrant to purchase shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, none of these shares will be salable until 181 days after the date of this Prospectus. Beginning 181 days after the date of this Prospectus, 12,086,491 Restricted Shares will be eligible for sale in the public market, although all but 3,526,872 shares will be subject to certain volume limitations. Thereafter, 1,014,367 Restricted Shares will become eligible for sale between the end of the lock-up period and December 31, 1998 and the remaining 338,766 Restricted Shares will become eligible for sale starting in 1999. In addition, as of December 31, 1997, there were outstanding 1,709,286 options and 950,163 warrants to purchase Common Stock (of which warrants for 615,454 shares are expected to be exercised on or before the closing of this offering).